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                                                                    Exhibit 99.2

              HENRY BROS. ELECTRONICS, INC.
[HBE LOGO]   -------------------------------
             Perfecting Security Integration


             HENRY BROS. ELECTRONICS, INC. ENHANCES TEXAS PRESENCE THROUGH ACQUISITION OF SOUTHWEST SECURITYSCAN BUSINESS

  Southwest Securityscan to be Integrated Into HBE's Grand Prairie, TX Office

SADDLE BROOK, N.J., October 3, 2006--Henry Bros. Electronics, Inc. (Amex:
HBE), a turnkey provider of technology-based integrated electronic security solutions, today announced its acquisition of certain assets of Southwest Securityscan, Inc. (SSI), a privately-held company headquartered in Duncanville, Texas.

Established in 1974, SSI provides installation, service and monitoring of access, surveillance and alarm systems. SSI customers, include approximately 200 active monitoring accounts. The Company reported revenue of $557,000 for the year ended March 31, 2006.

Mr. David Mabey, President of SSI, will join HBE as Project manager-lead technician. Mr. Mabey, as well as other SSI employees, will relocate the SSI office to the HBE Grand Prairie facility.

James Henry, Chief Executive Officer of Henry Bros. Electronics, said, "As the country's fifth largest metropolitan market, Dallas Fort Worth presents a great opportunity for us. This acquisition brings an experienced technical and installation staff with an installed customer base. With an already strong presence in the hospital and university vertical markets of this key metropolitan area, we believe we now face a greater opportunity to enter new verticals that are demonstrating increasing needs for integrated security solutions through the established SSI customer base."

About Henry Bros. Electronics, Inc.

Henry Bros. Electronics, Inc. (Amex: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in California, Texas, Arizona, Colorado and New Jersey.

For more information, visit http://www.hbe-inc.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. There can be no assurance that the Company's sales or net income will continue to increase. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.


280 Midland Ave, Saddle Brook, NJ 07663
Tel 201.794.6500 Fax 201.794.8341


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Investor Contacts:
Todd Fromer / Erika Kay               James Henry, CEO
KCSA Worldwide                        Henry Bros. Electronics, Inc.
212-896-1215 / 212-896-1208           201-794-6500
tfromer@kcsa.com / ekay@kcsa.com      jhenry@hbe-inc.com

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